As filed with the Securities and Exchange Commission on March 22, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
BLACKSKY TECHNOLOGY INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-1949578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
13241 Woodland Park Road, Suite 300
Herndon, Virginia, 20171
(571)-267-1571
(Address of Principal Executive Offices, including zip code)
2021 Equity Incentive Plan
(Full title of the plan)
Brian O’Toole
Chief Executive Officer
13241 Woodland Park Road, Suite 300
Herndon, Virginia, 20171
(571)-267-1571

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert G. Day Michael C. Labriola Mark G.C. Bass Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street, NW, Fifth Floor Washington, D.C. 20006-3814 (202) 973-8800	Christiana L. Lin General Counsel and Chief Administrative Officer BlackSky Technology Inc. 13241 Woodland Park Road, Suite 300 Herndon, Virginia 20171 (571) 267-1571

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
BlackSky Technology Inc. (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register 7,240,273 additional shares of the Registrant’s Class A common stock (“Common Stock”), issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) pursuant to the annual automatic share reserve increase provision set forth in Section 3.2 of the 2021 Plan, which number of additional shares of the Common Stock registered herein represents the amount of the annual automatic share reserve increase as provisioned under the 2021 Plan less 21,346 shares of Common Stock that were previously registered under Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2023 (Registration Number 333-272566) in excess of that year’s annual increase due to a discrepancy in the records of the Registrant’s transfer agent at the end of fiscal year 2022.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on March 20, 2024 (the “Annual Report”);
(2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than information furnished rather than filed); and
(3) The description of Common Stock that is contained in Exhibit 4.5 to the Annual Report, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation, directly or indirectly, own less than 0.1% of the outstanding shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that its officers and directors will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s certificate of incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, to the fullest extent permitted by Delaware law as it now exists or may in the future be amended. The Registrant’s certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws provide that:
•the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;
•the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights provided in the Registrant’s bylaws are not exclusive.
The Registrant’s certificate of incorporation and its bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors, officers and certain other employees of the Registrant that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Registrant has entered into agreements with its officers, directors and certain other employees of the Registrant to provide contractual indemnification in addition to the indemnification provided for in its certificate of incorporation. The Registrant’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of their actions, regardless of whether Delaware law would permit such indemnification. The Registrant has obtained a policy of director’s and officer’s liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
4.1	BlackSky Technology Inc. 2021 Equity Incentive Plan	S-4	333-256103	Annex E	May 13, 2021
4.2	Description of Securities	10-K	001-39113	4.5	March 23, 2023
4.3	Specimen Common Stock Certificate	S-3	333-267889	4.1	October 14, 2022
4.4	Form of Stock Option Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan	S-8	333-261778	4.4	December 20, 2021
4.5	Form of Restricted Stock Unit Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan	S-8	333-261778	4.5	December 20, 2021
4.6	Form of Restricted Stock Award Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan.	S-8	333-261778	4.6	December 20, 2021
4.7	Form of Stock Appreciation Right Agreement under the BlackSky Technology Inc. 2021 Equity Incentive Plan	S-8	333-261778	4.7	December 20, 2021
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					X
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto)					X
24.1	Power of Attorney (included on the signature page hereto)					X
107	Filing Fee Table					X

Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 22nd day of March 2024.

BLACKSKY TECHNOLOGY INC.
By:	/s/ Brian O'Toole
Brian O’Toole
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian O’Toole and Henry Dubois, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact, proxy and agent, or any substitute of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Brian O'Toole Brian O’Toole	Chief Executive Officer, President and Director (Principal Executive Officer)	March 22, 2024
/s/ Henry Dubois Henry Dubois	Chief Financial Officer (Principal Financial Officer)	March 22, 2024
/s/ Tracy Ward Tracy Ward	Senior Vice President, Controller (Principal Accounting Officer)	March 22, 2024
/s/ Magid Abraham Magid Abraham	Director	March 22, 2024
/s/ David DiDomenico David DiDomenico	Director	March 22, 2024
/s/ Susan Gordon Susan Gordon	Director	March 22, 2024
/s/ Timothy Harvey Timothy Harvey	Director	March 22, 2024
/s/ William Porteous William Porteous	Director	March 22, 2024
/s/ James Tolonen James Tolonen	Director	March 22, 2024